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Alaska Air Group, Inc.                                                          EXHIBIT 11
Computation of Earnings Per Common Share
(In thousands, except per share)

                                                        1995           1994           1993
                                                      ------         ------         ------
Primary -
 Net income (loss)                                   $17,255        $22,531       ($30,918)
 Deduct dividends on preferred shares                      -              -         (2,429)
 Deduct preferred stock accretion                          -              -            (96)
                                                      ------         ------         ------
 Income (loss) applicable to common shares           $17,255        $22,531       ($33,443)
                                                      ======         ======         ======

 Average number of shares outstanding                 13,471         13,367         13,340
 Assumed exercise of stock options reduced
  by the number of shares purchased with
  the proceeds from exercise of such options              14             11              -
                                                      ------         ------         ------
 Common shares outstanding as adjusted                13,485         13,378         13,340
                                                      ======         ======         ======

 Primary Earnings (Loss) per Share                     $1.28          $1.68         ($2.51)
                                                      ======         ======         ======

Fully Diluted -
 Net income (loss)                                   $17,255        $22,531       ($30,918)
 After tax interest on convertible securities          8,952          9,252         10,008
                                                      ------         ------         ------
 Income (loss) applicable to common shares           $26,207        $31,783       ($20,910)
                                                      ======         ======         ======

 Average number of shares outstanding                 13,471         13,367         13,340
 Assumed exercise of stock options                        14             11             12
 Assumed conversion of 6.5% debentures                 3,151              -              -
 Assumed conversion of 7.75% debentures                  468            512            518
 Assumed conversion of 6.875% debentures               1,608          1,678          1,865
 Assumed conversion of 7.25% zero coupon notes         2,053          4,030          4,277
 Assumed conversion of preferred shares                    0              0              0
                                                      ------         ------         ------
 Average shares as adjusted                           20,765         19,598         20,012
                                                      ======         ======         ======

 Fully Diluted Earnings (Loss) per Share               $1.26          $1.62         ($0.94)
                                                      ======         ======         ======
* Anti-dilutive                                                                          *
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